                                                                      EXHIBIT 12




                        [DYKEMA GOSSETT PLLC LETTERHEAD]


                             FORM OF OPINION LETTER


                                   ____, 2005

John Hancock Trust
601 Congress Street
Boston, Massachusetts 02210

John Hancock Variable Series Trust I
197 Clarendon Street
Boston, Massachusetts 02117




Ladies and Gentlemen:


         You have requested our opinion, as counsel to John Hancock Trust (the "Trust") (formerly, Manufacturers Investment Trust) that the proposed acquisition of the assets and liabilities of certain separate series of the John Hancock Variable Series Trust I ("JHVST") (the "Acquired Funds") by corresponding other separate series of the Trust (the "Acquiring Funds") will each qualify as a tax-free "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). The Acquired Funds and their corresponding Acquiring Funds are listed below (each such Acquiring Fund being the "Corresponding Acquiring Fund" of the Acquired Fund set forth opposite its name, and each such Acquired Fund being the "Corresponding Acquired Fund" of the Acquiring Fund set forth opposite its name). The term "Proposal" refers to the proposed reorganization with respect to each Acquired Fund and its Corresponding Acquiring Fund as set forth in the "Registration Statement" as defined below.

         PROPOSAL        ACQUIRED FUNDS                              ACQUIRING FUNDS
         --------        --------------                              ---------------
             1           Active Bond Fund                            Active Bond Trust
             2           Bond Index Fund                             Bond Index Trust B
             3           Earnings Growth Fund                        Large Cap Growth Trust
             4           Equity Index Fund                           500 Index Trust B
             5           Financial Industries Fund                   Financial Services Trust
             6           Fundamental Value Fund                      Equity Income Trust
                         Large Cap Value Fund                        Equity Income Trust
             7           Global Bond Fund                            Global Bond Trust
             8           Growth & Income Fund                        Growth & Income Trust II
             9           Health Sciences Fund                        Health Sciences Trust
            10           High Yield Bond Fund                        High Yield Bond Trust

John Hancock Trust
 ____, 2005
Page 2


            11           Int'l Equity Index Fund -                   Int'l Equity Index Trust A
                         Series I and II
            11           Int'l Equity Index Fund - NAV               Int'l Equity Index Trust B
            12           Large Cap Growth Fund                       Blue Chip Growth Trust
            13           Managed Fund                                Managed Trust
            14           Mid Cap Growth Fund                         Mid Cap Stock Trust
            15           Mid Cap Value Fund B                        Mid Value Trust
            16           Money Market Fund                           Money Market Trust B
            17           Overseas Equity B Fund                      Overseas Equity Trust
            18           Real Estate Equity Fund                     Real Estate Securities Trust B
            19           Short-Term Bond Fund                        Short-Term Bond Trust
            20           Small Cap Emerging Growth Fund              Small Cap Growth Trust
            21           Small Cap Value Fund                        Small Cap Value Trust
            22           Total Return Bond Fund                      Total Return Trust


BACKGROUND

         Each of the acquisitions will take place pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement" or the "Plan") adopted by JHVST on behalf of the Acquired Funds and by the Trust on behalf of the Acquiring Funds. Each of JHVST and the Trust is a Massachusetts business trust organized as a series company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company of the management type. Each Acquired Fund and each Acquiring Fund is treated as an open-end investment company of the management type for 1940 Act purposes and is treated as a separate corporation for Federal income tax purposes.

         Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Reorganization Agreement. For purposes of this opinion, all statutory references are to the Code unless otherwise specified.

         In connection with the preparation of this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

                  1.       The Reorganization Agreement;

                  2. The Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

John Hancock Trust
 ____, 2005
Page 3


                  3. Officers' Certificates provided to us separately by JHVST and the Trust on behalf of each of the Acquired Funds and each of the Acquiring Funds, respectively (the "Certificates").

         In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Reorganization Agreement and in accordance with the Certificates. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificates, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

         If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

ASSUMPTIONS

         Except as otherwise provided in Paragraph 12 (discussing Proposal 11), each of the following assumptions applies to each of the Acquired Funds and to each of the Acquiring Funds.

         1. The Trust is a business trust under Massachusetts law and an open-end management investment company operating as a series fund under the 1940 Act.

         2. JHVST is a business trust under Massachusetts law and an open-end management investment company operating as a series fund under the 1940 Act.

         3. Each of the Acquired Funds has elected to be taxed as a regulated investment company ("RIC") under Section 851 of the Code for each of its taxable years including its last complete taxable year and will qualify as a RIC for the taxable year ending on the Exchange Date of the Reorganization.

         4. Each Acquiring Fund existing prior to the Exchange Date has elected to be taxed as a RIC under Section 851 of the Code for each of its prior taxable years and will qualify as a RIC for the taxable year ending on the Exchange Date of the Reorganization. Each new Acquiring Fund that is to be organized in connection with the transactions contemplated by the

John Hancock Trust
 ____, 2005
Page 4


Plan will qualify to be taxed as a RIC for its taxable year that includes the Exchange Date of the Reorganization and intends to continue to so qualify.

         5. The shareholders of record of the shares of each of the Acquired Funds and each of the Acquiring Funds are separate accounts of insurance companies, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by such insurance companies, certain entities affiliated with the insurance companies and trustees of qualified pension and retirement plans. The owners of such contracts ("Contract Owners") have instructed the insurance companies, pursuant to the terms of their contracts, to allocate a portion of the value of such contracts to the sub-accounts of each such insurance company's separate accounts which invest in the shares of each Acquired Fund or each Acquiring Fund.

         6. The Board of Trustees of each of JHVST and the Trust has determined, for valid business reasons, that it is advisable to combine the assets and liabilities, if any, of each Acquired Fund into its Corresponding Acquiring Fund and has adopted the Reorganization Agreement, subject to, among other things, approval by the shareholders of each Acquired Fund.

         7. For the taxable year ending on the Exchange Date of the Reorganization, each Acquired Fund shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains immediately prior to the close of business on the Exchange Date. Such dividends shall be automatically reinvested in additional shares of such Acquired Fund.

         8. On the Exchange Date, each Acquired Fund will convey, transfer and deliver to its Corresponding Acquiring Fund all of the then existing assets of the Acquired Fund (consisting, without limitation, of fund securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, the Corresponding Acquiring Fund will (A) assume and pay, to the extent that they exist on or after the Exchange Date, all of the obligations and liabilities of the Acquired Fund and (B) issue and deliver to the Acquired Fund that number of full and fractional shares of the Corresponding Acquiring Fund that have a value equal to the value of the outstanding full and fractional shares of the Acquired Fund as determined in the Reorganization Agreement.

         Shares of capital stock (if any) of the Acquired Funds held in the Treasury of JHVST on the Exchange Date shall thereupon be retired. Such transactions shall take place on the Exchange Date. All computations relating to the shares of the Acquired Fund and of the Acquiring Fund shall be performed by the Custodian under the Reorganization Agreement. The determination of said Custodian shall be conclusive and binding on all parties in interest.

         9. As of the Exchange Date, each Acquired Fund will liquidate and distribute pro rata to its shareholders the shares of its Corresponding Acquiring Fund received pursuant to the Reorganization Agreement in actual or constructive exchange for the shares of the Acquired

John Hancock Trust
 ____, 2005
Page 5


Fund held by its shareholders. The holders of NAV shares of the Acquired Funds will receive NAV shares of the Corresponding Acquiring Funds, and the holders of Series I and Series II shares of the International Equity Index Fund - Series I and II will receive, respectively, Series I and Series II shares of the International Equity Index Trust A.

         10. The liquidation and distribution will be accomplished by the transfer of the shares of an Acquiring Fund then credited to the account of its Corresponding Acquired Fund on the books of the Acquiring Fund to accounts opened on the share records of the Acquiring Fund in the names of its Corresponding Acquired Fund shareholders and representing the respective pro rata number of shares of the Acquiring Fund due such shareholders. The Acquiring Fund will not issue certificates representing shares of the Acquiring Fund in connection with such exchange.

         11. As soon as practicable after the Exchange Date, JHVST shall take all the necessary steps under Massachusetts law, JHVST's Declaration of Trust and any other applicable law to effect a complete dissolution of each Acquired Fund.

         12. The combination described in Proposal 11 involves 3 parts and will ultimately result in the combination of: (i) the International Equity Index Fund - Series I and II with the International Equity Index Trust A; and (ii) the International Equity Index Fund - NAV with the International Equity Index Trust B (collectively, this transaction is referred to as "Proposal 11").

                  a. In Part One of Proposal 11, the Trustees of JHVST will redesignate the NAV class of shares of the International Equity Index Fund as a new series of JHVST to be called the International Equity Index Fund - NAV. The International Equity Index Fund - NAV will qualify to be taxed as a RIC under Section 851 of the Code for its taxable year that includes the Exchange Date and intends to continue to so qualify. The International Equity Index Fund will allocate to the International Equity Index Fund - NAV a portion of the assets of the International Equity Index Fund having a value equal to the aggregate net asset value of all the NAV shares of the International Equity Index Fund, both full and fractional, issued and outstanding at the Effective Time plus the amount of any International Equity Index Fund liabilities that are allocated to the International Equity Index Fund - NAV. The allocation shall be made in accordance with the International Equity Index Fund's procedures under Rule 17a-7 of the 1940 Act as if the allocation of assets involved a sale for cash of assets from the International Equity Index Fund to the International Equity Index Fund
         - NAV; a distribution of cash to holders of NAV shares of the International Equity Index Fund; and the investment of said cash in shares of the International Equity Index Fund - NAV. Holders of Series I and Series II shares of the International Equity Index Fund will continue to hold Series I and Series II shares of the International Equity Index Fund.

John Hancock Trust
 ____, 2005
Page 6


                  b. For the taxable year ending on the Exchange Date, the International Equity Index Fund shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains that are allocated to the NAV shares of the International Equity Index Fund immediately prior to the close of business on the Exchange Date.

                  c. In Part Two of Proposal 11, the International Equity Index Fund-NAV will combine with the International Equity Index Trust B, a new series of the Trust that will qualify to be taxed as a RIC under Section 851 of the Code as of the Exchange Date and that intends to continue to so qualify. The Assumptions described in Paragraphs 1 through 11 above shall apply to the International Equity Index Fund-NAV as an Acquired Fund and to the International Equity Index Trust B as its Corresponding Acquiring Fund.

                  d. In Part Three of Proposal 11, the International Equity Index Fund - Series I and II will combine with the International Equity Index Trust A, a new series of the Trust that will qualify as a RIC under Section 851 of the Code as of the Exchange Date and that intends to continue to so qualify. The Assumptions described in Paragraphs 1 through 11 above shall apply to the International Equity Index Fund - Series I and II as an Acquired Fund and to the International Equity Index Trust A as its Corresponding Acquiring Fund. The holders of International Equity Index Fund Series I and Series II shares will receive, respectively, Series I and Series II shares of the International Equity Index Trust A.


OPINION (PROPOSALS 1-10 AND 12-22)

         Except for Proposal 11 (the tax effects of which are discussed below), it is our opinion that based on the Code, Treasury Regulations issued thereunder, IRS rulings and relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents records and other instruments we have reviewed, under current Federal income tax law in effect as of this date:

                  (i) The acquisition by each Acquiring Fund of all the assets of its Corresponding Acquired Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Corresponding Acquired Fund, followed by the distribution of the shares of the Acquiring Fund by the Corresponding Acquired Fund, as described above, qualifies as a reorganization within the meaning of Section 368(a)(1). Each Acquiring Fund and its Corresponding Acquired Fund is "a party to a reorganization" within the meaning of Section 368(b) of the Code.

John Hancock Trust
 ____, 2005
Page 7

                  (ii) No gain or loss will be recognized by any of the Acquired Funds upon the transfer of all its assets to its Corresponding Acquiring Fund solely in exchange for shares of the Corresponding Acquiring Fund and the assumption by the Corresponding Acquiring Fund of the liabilities of the Acquired Fund, if any, and the subsequent distribution of those shares of the Corresponding Acquiring Fund to the shareholders of the Acquired Fund in liquidation thereof (Sections 361(a), 357(b), 361(c)).

                  (iii) No Acquiring Fund will recognize any gain or loss on the receipt of the assets of its Corresponding Acquired Fund solely in exchange for the Acquiring Fund's shares and the Acquiring Fund's assumption of its Corresponding Acquired Fund's liabilities, if any (Section 1032(a)).

                  (iv) The basis of the assets of each Acquired Fund in the hands of its Corresponding Acquiring Fund will be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the Reorganization (Section 362(b)).

                  (v) Each Acquiring Fund's holding period for its Corresponding Acquired Fund's assets acquired in the Reorganization will include the period during which its Corresponding Acquired Fund held such assets (Section 1223(2)).

                  (vi) No gain or loss will be recognized by the shareholders of any Acquired Fund upon the liquidation of the Acquired Fund and upon the receipt of shares of its Corresponding Acquiring Fund solely in exchange for their shares in the Acquired Fund (Section 354(a)).

                  (vii) The basis of the shares of each Acquiring Fund received by the shareholders of its Corresponding Acquired Fund will be the same as the basis of the shares of the Corresponding Acquired Fund constructively surrendered in exchange therefor (Section 358(a)(1)).

                  (viii) The holding period of shares of each Acquiring Fund received by the shareholders of its Corresponding Acquired Fund will include the period during which such shareholders held the shares of the Corresponding Acquired Fund constructively surrendered in exchange therefor, provided that the Corresponding Acquired Fund's shareholders held the shares of the Corresponding Acquired Fund as a capital asset on the Exchange Date (Section 1223(1)).

John Hancock Trust
 ____, 2005
Page 8


                  (ix) Pursuant to Section 381(a), each Acquiring Fund will succeed to and take into account the items of its Corresponding Acquired Fund described in Section 381(c), subject to the provisions and limitations specified in Sections 381, 382, 383, and 384, and the Treasury Regulations thereunder. Pursuant to Section 1.381(b)-1 of the Treasury Regulations, the taxable year of an Acquired Fund will end on the Exchange Date.



OPINION (PROPOSAL 11)

         It is our opinion that, based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, under current Federal income tax law in effect as of this date that: (i) Part One of Proposal 11 (described in Assumption 12(a), above) will not qualify as a "tax-free reorganization" under the Code; and (ii) Parts Two and Three of Proposal 11 (described in Assumptions 12(c) and 12(d) above) are tax-free under Section 368(a) of the Code:

         Part One of Proposal 11

                  (a) The transfer of the assets of the International Equity Index Fund to the International Equity Index Fund-NAV will be treated as a sale of assets by the International Equity Index Fund, and the International Equity Index Fund will recognize gain or loss on each of the transferred assets in an amount equal to the difference between (i) the fair market value of such assets, and (ii) the adjusted basis of such asset.

                  (b) The International Equity Index Fund will be entitled to a deduction for dividends paid to its NAV shareholders in an amount sufficient to offset its RIC taxable income and its capital gains and therefore will not incur any Federal income tax liability as a result of the sale.

                  (c) Under Section 1032 of the Code, no gain or loss will be recognized by the International Equity Index Fund-NAV on receipt of assets of the International Index Fund in exchange for the cash and assumption of the International Index Fund's liabilities.

                  (d) Under Section 1012 of the Code, the basis to the International Equity Index Fund-NAV of the assets acquired from the

John Hancock Trust
 ____, 2005
Page 9


                           International Equity Index Trust will be the fair market value of such assets as of the Exchange Date.

                  (e) Because none of the special rules of Section 1223 of the Code will apply, the holding period for assets of the International Equity Index Fund-NAV will start as of the Exchange Date.

                  (f) Each NAV shareholder of the International Equity Index Fund will receive dividend income to the extent of such shareholder's share of all dividends declared and paid by the International Equity Index Fund, including any dividends that are to be declared and paid immediately before the Effective Time.

                  (g) Each NAV shareholder of the International Equity Index Fund will recognize gain or loss on the deemed receipt of cash in exchange for shares of the International Equity Index Fund equal to the difference between (i) the cash received and (ii) the NAV shareholder's adjusted basis for the shareholder's shares in the International Equity Index Fund.

                  (h) The basis to each shareholder of the International Equity Index Fund-NAV for the shares acquired will be the fair market value of the shares of the International Equity Index Fund-NAV as of the Exchange Date.

                  (i) Each shareholder's holding period for stock of the International Equity Index Fund-NAV will start as of the Exchange Date.

                  (j) No gain or loss will be recognized by any of the Contract Owners as a result of the transaction described in Step 1 of Proposal 11.

         Parts Two and Three of Proposal 11

         Although Part One of Proposal 11 does not qualify under Section 368(a)(1) as a tax-free reorganization, it is our opinion that Parts Two and Three of Proposal 11 will qualify as tax-free under Section 368(a)(1) of the Code. Accordingly, it is our opinion that, under current Federal income tax law in effect as of this date:

                  (aa) The International Equity Index Fund-NAV will be treated as an "Acquired Fund" and the International Equity Index Trust B will be treated as its "Corresponding Acquiring Fund" as those terms are used in paragraphs (i) through (ix) above.

John Hancock Trust
 ____, 2005
Page 10


                  (bb) The International Equity Index Fund - Series I and II will be treated as an "Acquired Fund" and the International Equity Index Trust A will be treated as its "Corresponding Acquiring Fund" as those terms are used in Paragraph (i) through (ix) above.

         The opinions expressed herein are rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other Federal, state, local, or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon. We express our opinions herein only for the exclusive purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Acquired Funds, the Acquiring Funds, the shareholders of the Acquired Funds on their receipt of the shares of the Corresponding Acquiring Funds in exchange for their shares of an Acquired Fund pursuant to the Reorganization Agreement, and to Contract Owners with respect to Part One of Proposal 11. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

                                     Very truly yours,



                                     DYKEMA GOSSETT PLLC